Exhibit 15.1

Ernst & Young LLP George House 50 George Square Glasgow G2 1RR	Phone: Fax:	0141 626 5000 0141 626 5001
www.ey.com/uk

March 1, 2005

The Board of Directors
Amarin Neuroscience Limited (formerly Laxdale Limited)

We are aware of the incorporation by reference in the Registration Statement (Form F-3 No. 333-121760) of Amarin Corporation plc for the registration of its ordinary shares up to a total dollar amount of $50,000,000 of our report dated February 7, 2005 relating to the unaudited condensed interim financial statements of Amarin Neuroscience Limited (formerly Laxdale Limited) that are included in Amarin Corporation plc's Form 6-K dated February 7, 2005.

Yours faithfully

Ernst & Young LLP

The UK firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number 0C300001 and is a member practice of Ernst & Young Global. A list of members' names is available for inspection at 1 More London Place, London, SE1 2AF, the firm's principal place of business and registered office.